Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Second Four-Week Period of the Fourth Fiscal Quarter 2011

MIAMI--(BUSINESS WIRE)--March 3, 2011--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the second four-week period (January 31, 2011 – February 27, 2011) of the fourth fiscal quarter 2011.

Total restaurant sales increased 4.6% to $27.9 million from $26.7 million, while Company-wide comparable restaurant sales increased 5.1% to $27.9 million from $26.6 million, representing the thirteenth consecutive period of comparable restaurant sales growth. By concept, comparable restaurant sales increased 6.8% at Benihana Teppanyaki, 1.2% at RA Sushi, and 2.1% at Haru. There were a total of 388 store-operating weeks in the second four-week period of the fourth fiscal quarter 2011 compared to a total of 392 store-operating weeks in the second four-week period of the fourth fiscal quarter 2010.

Richard C. Stockinger, Chairman, Chief Executive Officer and President, said, “We are encouraged by the positive comparable sales results across all three of our restaurant concepts, despite harsh winter weather affecting many locations earlier in the month. In addition to a solid 7.3% traffic gain at Benihana Teppanyaki, which continues to benefit from our Renewal Program, both RA Sushi and Haru also modestly increased their guest counts compared to the year-ago period. These results underscore our attractive market and value proposition, and we hope to build on this momentum as we move forward.”

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 97 restaurants nationwide, including 63 Benihana restaurants, nine Haru sushi restaurants, and 25 RA Sushi restaurants. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Benihana, including, without limitation: risks related to Benihana’s business strategy, including the Renewal Program and marketing programs; risks related to Benihana’s ability to operate successfully in the current challenging economic environment; risks related to Benihana’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:
ICR
Raphael Gross, 203-682-8253